FORM OF LEGAL OPINION OF PITNEY, HARDIN, KIPP & SZUCH LLP


                                                                _______, 2000

Valley National Bancorp
1455 Valley Road
Wayne, New Jersey  07474-0558

         Re:      Merger of Valley National Bancorp and
                  Merchants New York Bancorp, Inc.
                  --------------------------------------


         We have acted as counsel to Valley National Bancorp ("Valley") in connection with its proposed issuance of its no par value common stock (the "Common Stock"), pursuant to the Agreement and Plan of Merger among Valley, Valley National Bank, Merchants New York Bancorp, Inc. and The Merchants Bank of New York dated as of September 5, 2000. The Common Stock is being registered pursuant to a Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission on the date hereof.

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of Valley currently in effect, relevant resolutions of the Board of Directors of Valley, and such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

         Based on the foregoing and assuming that the Registration Statement has been declared effective under the Securities Act of 1933, as amended, we are of the opinion that when issued as described in the Registration Statement, including the Prospectus relating to the Common Stock (the "Prospectus"), the Common Stock will be legally issued, fully paid and non-assessable.

         We consent to use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Prospectus.



                                         Very truly yours,